MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940



We, as members of management of Stock Dividend Fund, Inc. (the "Fund"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies", of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Fund's compliance with requirements of subsections (b) and (c) of Rule 17f-2 as of October 31, 2009 and from July 1, 2009 through October 31, 2009.

Based on this evaluation, we assert that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of Ocober 31, 2009 and from July 1, 2009 through
October 31, 2009, with respect to securities reflected in the investment account of the Fund.

Stock Dividend Fund, Inc.

By:


/s/ Laura S. Adams
-----------------
Laura S. Adams, President



/s/ Steven Adams
----------------
Steven Adams, CCO